Annual Report
2009

FINANCIAL HIGHLIGHTS

(In U.S. Dollars Thousands, Except	Year Ended	Year Ended
Number of Shares and Per Share Data)	December 31,	December 31,
CONSOLIDATED STATEMENT
OF OPERATIONS	2009	2008	% Change
Revenues	$174,513	$206,892	(16)
Sales costs	63,810	73,625	13
Event production	18,385	21,493	14
Community	24,764	30,488	19
General and administrative	44,860	47,525	6
Online services development	5,416	5,992	10
Amortization of intangibles and
software costs	1,270	193	(558)
Income from operations	16,008	27,576	(42)
Interest and dividend income	981	2,884	(66)
Impairment loss on available-for-
sale securities	-	939	100
Foreign exchange gains (losses), net	237	(657)	136
Income tax expense	498	677	26
Net income	16,728	28,187	(41)
Net income attributable to non-
controlling interest	618	1,757	65
Net income attributable to the company	$16,110	$26,430	(39)
Diluted earnings per share	$0.35 (1)	$0.51 (1)	(31)
Shares used in diluted net income per
share calculations	45,794,197	52,230,293	(12)

BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$91,553	$70,225	30
Term deposits with banks	60,357	-	100
Available-for-sale securities	6,423	60,786	(89)
Current assets	181,594	160,457	13
Property and equipment, net	77,815	82,657	(6)
Total assets	270,392	245,098	10
Current liabilities	96,762	95,593	(1)
Total liabilities	99,419	98,955	0
Shareholders’ equity	163,210	141,920	15

OTHER INFORMATION
Net cash provided by operating activities	$30,060	$37,948	(21)
Capital expenditures	1,376	51,482	97
Stock price	$6.25 (2)	$5.45 (2)	15

(1)	All shares and per share amounts have been retroactively adjusted to reflect the one for ten bonus share issue, on February 27, 2009.
(2)	Stock price is based on last trading day of the year.

Merle A. Hinrichs
Chairman & Chief Executive Officer

Fellow Shareholders,

Global Sources delivered strong profitability for 2009, in a year that was the worst downturn in global trade in our lifetimes.

It has been a difficult time for many of our customers and, accordingly, a challenging period for Global Sources. However, we are poised to build our business in what appears to be an improving global trade environment.

As the foundation for entering the Year of the Tiger, we have a very strong balance sheet, enhanced operating efficiencies, extensive sales representation, and a highly experienced management team. We also have a number of. exciting new programs underway, including extensive media integration initiatives that are tied to a dramatically expanded trade show schedule.

Financial Highlights for 2009

We are pleased with our results given the depth and breadth of the recession. We effectively managed our costs and continued to deliver strong profits on lower revenue, while increasing our cash position.

We achieved the following 2009 results compared to 2008. (please also see table on facing page):

•	Revenue of $174.5 million, compared to $206.9 million
– Online revenue of $85.4 million, compared to $94.5 million;
– Exhibitions revenue of $55.2 million, compared to $58.2 million;
– Print revenue of $30.0 million, compared to $47.6 million; and
– Revenue from China of $125.1 million, compared to $135.8 million.
•	GAAP net income was $16.1 million, or $0.35 per diluted share, compared to $26.4 million, or $0.51 per diluted share.

Recession and Recovery

Our business is tied closely to the health of Asia’s exports of consumer products. When those exports suffer, our exporter customers cut back on advertising and marketing expenditures.

Looking back at 2009, the decline in global trade was the biggest in decades, and China’s exports declined by almost 17%. Today, the picture is looking brighter. China’s exports in December 2009 broke the long trend of monthly declines, and exports in January and February 2010 were also quite healthy.

Demand from overseas markets is quite mixed. Markets like the USA and parts of Europe have recovered somewhat. On the other hand, demand has improved quite quickly here in Asia as well as in developing markets like Africa and Latin America.

Addressing Changing Customer Needs

We are at the threshold of a new era in global trade. Every day we are witnessing significant changes in the sourcing and marketing functions that are core to our services.

Our business is impacted by a chain of interrelationships: consumer shopping behavior determines retail results, driving changes in buyers’ sourcing behavior – which then impact exporters’ marketing strategies.

With consumers in the developed markets, one of the strongest trends is the “value” shopper. On the retail front, there have been some bankruptcies and consolidation, and the survivors have aggressively cut inventories and costs.

Buyers have been reviewing their supply base and revising their supplier selection criteria. There is a major focus on the financial strength and viability of suppliers. In addition, buyers are seeking suppliers who can meet their new requirements, which often include smaller production runs and more frequent shipments.

For export manufacturers, it will not be business as usual. They face challenges and risks including an over-reliance on current customers, markets and strategies – and a lack of competitive differentiation.

Many exporters have already been implementing new strategies, including upgrading production and testing equipment; investing in product development to produce more differentiated products; and becoming more “green” with their manufacturing and packaging. In addition, there is greater recognition today about the importance of increasing exports to developing markets.

To be successful over the coming decade, incremental changes are unlikely to be enough. Exporters need to make bold moves to get closer to markets and customers, and to establish sustainable new competitive advantages.

The Global Sources Solution

Operationally, there are three interrelated aspects that are key to us here in the Year of the Tiger. First, we are committed to addressing buyers’ different needs at the different stages of the buying process. Second, we have new initiatives underway that extend the integration between our online, print and trade show media. Third, many of our initiatives are being propelled by a major expansion of our trade show business. The net effect of all of this is expected to be an enhanced value proposition for buyers and suppliers, along with benefits for us, including increased sales, sales effectiveness, and cross-selling opportunities.

Right Information, Right Time, Right Format

Buyers increasingly expect content in different channels and in different ways – where, when and in the format they prefer. As a result, the development of our solutions is determined by the different needs that buyers have at the different stages of the buying process.

With our full range of media, Global Sources is able to address buyers’ different needs at each stage of the buying process.

Here are two of the most obvious examples of how each media plays a unique role at the different stages of the buying process:

• In the early stages, online searches are the fastest and most effective way for buyers to identify and make inquiries to a large number of suppliers.
• Since import buyers do not place large volume orders through online marketplaces, it is our trade shows and Private Sourcing Events that play the primary role at the critical negotiating and ordering stages of the buying process.

Media Integration

Directly related to providing the right information, at the right time, and in the right format, is the relentless trend to greater integration between each of the respective media. Accordingly, a primary underlying strategic direction for us is to increase the integration of our end-to-end, multichannel offering:

• Our online marketplaces now also act as a front-end for our shows, enabling buyers to search for exhibitors – and to view exhibitors’ products before, during and after the show.

• At our shows, online and print advertisers who are not exhibiting can have a presence with physical and/or digital product displays.
• Our magazines are evolving to also serve as trade show guides and exhibitor directories, while their digital editions take buyers directly to suppliers’ websites on Global Sources Online.

Global Sources has new initiatives underway that extend the integration between online, print and trade show media.

Trade Shows as Growth Drivers

Our initiatives to serve all stages of the buying process through more extensive media integration are being propelled by a very aggressive expansion of our trade shows.

For 2010, we have 55 trade shows scheduled, a major expansion from the 30 trade shows we held in 2009. These shows are growing on the foundation of the brands, community and promotional support of our online marketplaces, print and digital magazines, and Private Sourcing Events.

Here are the primary objectives of our show expansion plans:

• To help suppliers penetrate fast-growing developing markets
• To increase booth sales
• To give suppliers more opportunities where they can negotiate and win orders

• To provide extra exposure and sales leads for advertisers using our online marketplaces and magazine

At our trade shows and Private Sourcing Events, buyers get face-to-face with suppliers to negotiate and place orders.

Our trade show growth strategy is multifaceted: we have acquired an interest in a trade show; we are taking existing shows to new locations; we are launching shows for brand new categories; and we have increased the frequency of shows. With the exception of the above-mentioned acquisition, all the growth in 2010 is expected to be organic.

Building on the success and growth achieved by the China Sourcing Fairs in Dubai, Mumbai and Shanghai, in 2010 we plan to introduce shows for additional product categories at each location. This year we are also scheduled to launch shows for new categories, including garments and textiles; bathroom products; food and beverage; and machinery and industrial supplies.

Geographically, we are continuing our focus on taking suppliers to high-growth, developing markets. In November, we plan to launch our China Sourcing Fairs in Singapore, which is the trading hub for the Association of South East Asian Nations (ASEAN) and China’s fourth-largest export market. A month later, we plan to launch shows in Johannesburg, a gateway for trade with all of Africa.

Maximizing Competitive Advantages

On the sales front, we are emphasizing our numerous competitive advantages.

• Leadership at the high end: Importing is highly concentrated, with the larger and more professional buyers accounting for a majority of import volume. Accordingly, our focus is on serving buyers in the professional segment of the market – as opposed to the small and medium-sized enterprise (SME) market.

Our leadership in this space is based on deep relationships with the world’s largest buyers. For example, we are currently working with 23 of the top 25 largest retailers in the world. Private Sourcing Events were held during the past year for more than 200 sourcing teams from very large buying organizations, including Staples, Tesco, Canadian Tire, Carrefour, Marks & Spencer, Woolworths Australia, and El Corte Inglés.

These events created more than one thousand high-quality, one-on-one selling opportunities for Global Sources suppliers. This unmatched access to tremendous buying power is one of the key reasons why suppliers rely on Global Sources.

Private Sourcing Events were held during the past year for more than 200 sourcing teams from very large buying organizations.

• Industry-leading products: We are particularly pleased with the strategic progress of our flagship site Global Sources Online. We believe it provides the premier sourcing experience. in our industry, and it continues to set the standard for supplier verification, enabling buyers to source with more confidence by being able to distinguish between verified and unverified suppliers.

As an indication of the value being delivered, inquiries from buyers to suppliers through Global Sources Online reached over 136 million in 2009, up 156% over 2008.

• Leadership of the electronics industry: The third key differentiator is our leadership and 35-year history in serving China’s electronics industry. We provide an extremely wide range of media – and we cover the market from product design to manufacturing and all the way through to the export of finished products. Our recent acquisition of an interest in China’s leading optoelectronics show solidifies our position and offers us a number of opportunities to extend and enhance this franchise.

The Year of the Flying Tiger

With regards to the future, China is expected to remain the leading supply market for much of the world’s consumer goods. Despite the decline in 2009, China increased its market share of global exports, and is anticipated to retain its leadership position for quite some time. China has the unique flexibility of being able to move the low margin, low technology production inland to areas with lower costs. We also expect China to move steadily up the value chain to produce higher quality and higher-end products.

While the economic environment has improved, the strength and sustainability of the rebound remains uncertain. Two months of healthy exports from China do not necessarily make a trend. Also, there are a variety of ongoing macroeconomic risks, including high unemployment in key developed markets, concerns about increased protectionism and the fact that much of the current demand is supported by government stimulus programs.

Given that some of the business trends from 2009 are continuing into 2010, many advertising and marketing budgets are still under pressure. It will take time for new budgets to be formulated and for new campaigns to be launched. As such, we anticipate the revenue for the second half of 2010 to be stronger than the first half.

With 2009 behind us, we are excited about the future and look forward to improved business in 2010. Indeed, we view this year as an opportunity to address the new and changing needs of our customers.

In closing, I wish to thank all of our team members and our Board of Directors for their outstanding contributions, which were so instrumental in achieving our objectives in 2009. I want to especially acknowledge Spenser Au, who was appointed Deputy CEO in November 2009 – and who is spearheading the very successful launch of our Flying Tiger initiatives. I also want to thank Eddie Heng for his smooth transfer of the CFO reins to David Gillan. Finally, I thank Global Sources’ shareholders for your continued support.

Sincerely,

Merle A. Hinrichs
Chairman and CEO
April 7, 2010

Board of Directors: (seated, left to right) Sarah Benecke, Merle Hinrichs, Eddie Heng; (standing, left to right), David Jones*, Roderick Chalmers*, James Watkins*, Robert Lees*.
(Note: * indicates independent director)

GLOBAL SOURCES LTD. AND SUBSIDIARIES

Index to the Consolidated Financial Statements
December 31, 2009

Page
Report of Independent Registered Public Accountants	2 - 3

Consolidated Balance Sheets	4

Consolidated Statements of Income	5

Consolidated Statements of Cash Flows	6

Consolidated Statements of Equity and Comprehensive Income	7

Notes to the Consolidated Financial Statements	8 - 39

Report of Management on Internal Control Over Financial Reporting	40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of
Global Sources Ltd.

We have audited the accompanying consolidated statements of income, equity and comprehensive income and cash flows of Global Sources Ltd. (a company incorporated under the laws of Bermuda) (the “Company”) and its subsidiaries for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated result of their operations and cash flows for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 15 to the consolidated financial statements, on January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. As described in Note 2(u), effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment, which requires the Company to recognize expense related to the fair value of share-based compensation awards.

/s/ ERNST & YOUNG

Singapore
April 17, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of equity and comprehensive income and of cash flows, present fairly, in all material respects, the financial position of Global Sources Ltd. and its subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations and non-controlling interests in 2009.

/s/ PricewaterhouseCoopers LLP

Singapore
April 19, 2010

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At December 31,	At December 31,
	2008	2009
ASSETS
Current Assets:
Cash and cash equivalents	$70,225	$91,553
Term deposits with banks	-	60,357
Available-for-sale securities	60,786	6,423
Accounts receivable, net	6,025	3,438
Receivables from sales representatives	5,574	5,607
Inventory	1,306	600
Prepaid expenses and other current assets	16,513	13,603
Deferred tax assets	28	13
Total Current Assets	160,457	181,594

Property and equipment, net	82,657	77,815
Intangible assets, net	-	8,770
Long term investments	100	100
Deferred tax assets	323	446
Other noncurrent assets	1,561	1,667
Total Assets	$245,098	$270,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,117	$10,901
Deferred income and customer prepayments	73,636	73,841
Accrued liabilities	11,579	11,585
Income taxes payable	261	435
Total Current Liabilities	95,593	96,762

Deferred income and customer prepayments	3,044	2,516
Deferred tax liability	318	141
Total Liabilities	98,955	99,419

Shareholders’ Equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized;
51,427,642 (2008: 51,376,335) shares issued and 44,552,642
(2008: 44,501,335) shares outstanding	514	514
Additional paid in capital	133,922	138,468
Treasury shares, at cost – 6,875,000 (2008: 6,875,000) shares	(50,000)	(50,000)
Retained earnings	55,259	71,369
Accumulated other comprehensive income	2,225	2,859
Total Company Shareholders’ Equity	141,920	163,210
Non-controlling interests	4,223	7,763
Total Equity	146,143	170,973
Total Liabilities and Equity	$245,098	$270,392

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year Ended December 31,
	2007	2008	2009
Revenue:
Online and other media services	$125,818	$142,129	$115,381
Exhibitions	51,608	58,179	55,147
Miscellaneous	4,633	6,584	3,985
	182,059	206,892	174,513

Operating Expenses:
Sales	61,773	73,625	63,810
Event production	20,155	21,493	18,385
Community	27,086	30,488	24,764
General and administrative	44,167	47,525	44,860
Online services development	5,703	5,992	5,416
Amortization of intangibles and software costs	193	193	1,270
Impairment of goodwill and intangible assets	3,101	-	-
Total Operating Expenses	162,178	179,316	158,505
Income from Operations	19,881	27,576	16,008
Interest and dividend income	6,595	2,884	981
Gain on sale of available-for-sale securities	2,937	-	-
Impairment loss on investment and available-for-sale
securities, net	(1,846)	(939)	-
Foreign exchange gains (losses), net	(1,213)	(657)	237
Income before Income Taxes	26,354	28,864	17,226
Income Tax Expense	(328)	(677)	(498)
Net Income	$26,026	$28,187	$16,728
Net income attributable to non-controlling interest	(2,027)	(1,757)	(618)
Net Income Attributable to the Company	$23,999	$26,430	$16,110
Basic net income per share attributable to the Company’s
shareholders	$0.47	$0.51	$0.36
Shares used in basic net income per share calculations
(Note 2 (t))	51,218,263	51,351,941	44,546,226
Diluted net income per share attributable to the Company’s
shareholders	$0.46	$0.51	$0.35
Shares used in diluted net income per share calculations
(Note 2 (t))	51,681,335	52,230,293	45,794,197

Note: a.	Non-cash compensation expenses (credit) associated with the employee and team member Equity Compensation Plans, Global Sources Directors Share Grant Award Plan and Directors Purchase Plan included under various categories of operating expenses are approximately as follows: sales: $762 (2008: $(2,054), 2007: $4,286), community: $217 (2008: $173, 2007: $269), general and administrative: $623 (2008: $742, 2007: $2,874), and online services development expenses: $269 (2008: $237, 2007: $347).

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands)

	Year Ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net income	$26,026	$28,187	$16,728
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,710	5,594	7,345
Profit on sale of equipment	(3)	-	(13)
Accretion of U.S. Treasury strips zero % coupon	(15)	(3)	-
Impairment of available-for-sale securities, goodwill and intangible assets	5,402	939	-
Unrealized interest income on available-for-sale securities	-	(6)	-
Unrealized interest income on term deposits with banks	-	-	(657)
Provision for doubtful debts	444	276	146
Non-cash compensation expense (credit)	7,776	(902)	1,871
Equipment written off	266	55	6
Net foreign exchange differences	730	207	(215)
Accounts receivables	(641)	364	2,441
Receivables from sales representatives	935	6,730	(31)
Inventory	(219)	(198)	706
Prepaid expenses and other current assets	(1,158)	(1,182)	2,949
Other long term assets	(1,219)	1,220	(98)
Accounts payable	(1,236)	4,542	(126)
Accrued liabilities	17	(971)	(63)
Deferred income and customer prepayments	19,237	(6,396)	(765)
Tax liabilities	(419)	(508)	(164)
Net cash provided by operating activities	60,633	37,948	30,060

Cash flows from investing activities:
Purchase of property and equipment	(11,291)	(51,482)	(1,376)
Proceeds from sale of equipment	3	-	65
Placement of term deposits with banks	-	-	(90,399)
Proceeds from matured term deposits with banks	-	-	30,699
Proceeds from matured bonds	205	102	-
Business acquisition	(3,136)	-	-
Purchase of available-for-sale securities	-	(61,719)	-
Proceeds from sale of available-for-sale securities	15,834	-	55,258
Amount paid for acquisition of controlling interest in a business, net of cash acquired	-	-	(2,817)
Net cash generated from (used in) investing activities	1,615	(113,099)	(8,570)

Cash flows from financing activities:
Repayment of shares subscription received in advance	-	-	(134)
Amount received towards directors purchase plan	422	885	-
Payment of dividend to non-controlling shareholder by a subsidiary	-	(479)	-
Repurchase of common shares, held as treasury shares	-	(50,000)	-
Repayment of capital to non-controlling shareholder upon capital reduction in a subsidiary	-	(1,995)	-
Net cash generated from (used in) financing activities	422	(51,589)	(134)

Effect of exchange rate changes on cash and cash equivalents	62	(860)	(28)
Net increase (decrease) in cash and cash equivalents	62,670	(126,740)	21,356
Cash and cash equivalents, beginning of the year	135,093	197,825	70,225
Cash and cash equivalents, end of the year	$197,825	$70,225	$91,553

Supplemental cash flow disclosures:
Income tax paid	$747	$1,184	$609

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

(In U.S. Dollars Thousands, Except Number of Shares)

							Accumulated
	Common	Common		Additional			other		Non-
	shares –	shares –	Treasury	paid in	Retained		comprehensive	Total Company	controlling
	Number	Amount	shares	capital	earnings	Comprehensive income	income	shareholders’ equity	interests	Total equity
Balance at December 31, 2006	51,151,093	$511	$-	$125,744	$4,830		$2,566	$133,651	$2,913	$136,564
Net income	-	-	-	-	-	$26,026	-	$-	-	$-
Translation differences	-	-	-	-	-	$1,411	1,411	$1,411	-	$1,411
Reclassification adjustment for gains,
net of losses included in net income,
net of income tax of $nil	-	-	-	-	-	$(2,566)	(2,566)	$(2,566)	-	$(2,566)
Comprehensive income						$24,871
Less: Comprehensive income attributable to non-controlling interest	-	-	-	-	-	$(2,027)	-	-	-	-
Comprehensive income attributable to
the Company						$22,844
Net income attributable to the Company	-	-	-	-	23,999		-	$23,999	-	$23,999
Net income attributable to non-
controlling interest	-	-	-	-	-		-	-	2,027	$2,027
Non-cash compensation expense	-	-	-	7,776	-		-	$7,776	-	$7,776
Payment of dividend to non-controlling
shareholder by a subsidiary	-	-	-	-	-		-	-	-	-
Repayment of capital to non-controlling
shareholder upon capital reduction
in a subsidiary	-	-	-	-	-		-	-	-	-
Amount received towards directors
purchase plan and issuance of
shares under the plan	79,860	1	-	421	-		-	$422	-	$422
Balance at December 31, 2007	51,230,953	$512	$-	$133,941	$28,829		$1,411	$164,693	$4,940	$169,633
Net income	-	-	-	-	-	$28,187	-	$-	-	$-
Translation differences	-	-	-	-	-	$814	814	$814	-	$814
Comprehensive income						$29,001
Less: Comprehensive income attributable to non-controlling interest	-	-	-	-	-	$(1,757)	-	-	-	-
Comprehensive income attributable to
the Company						$27,244
Net income attributable to the Company	-	-	-	-	26,430		-	$26,430	-	$26,430
Net income attributable to non-
controlling interest	-	-	-	-	-		-	-	1,757	$1,757
Non-cash compensation credit	-	-	-	(902)	-		-	$(902)	-	$(902)
Payment of dividend to non-controlling
shareholder by a subsidiary	-	-	-	-	-		-	-	(479)	$(479)
Repayment of capital to non-controlling
shareholder upon capital reduction
in a subsidiary	-	-	-	-	-		-	-	(1,995)	$(1,995)
Amount received towards directors
purchase plan and issuance of shares
under the plan	143,000	2	-	883	-		-	$885	-	$885
Repurchase of common shares held in
treasury	(6,875,000)	-	(50,000)	-	-		-	$(50,000)	-	$(50,000)
Shares issued under Global Sources
Retention Share Grant Plan	2,382	-	-	-	-		-	-	-	-
Balance at December 31, 2008	44,501,335	$514	$(50,000)	$133,922	$55,259		$2,225	$141,920	$4,223	$146,143
Net income	-	-	-	-	-	$16,728	-	$-	-	$-
Translation differences	-	-	-	-	-	$(261)	(261)	$(261)	-	$(261)
Unrealized gains on available-for-sale
securities, net of income tax of $nil	-	-	-	-	-	$895	$895	$895	-	$895
Comprehensive income						$17,362
Less: Comprehensive income attributable to non-controlling interest	-	-	-	-	-	$(618)	-	-	-	-
Comprehensive income attributable to
the Company						$16,744
Net income attributable to the Company	-	-	-	-	16,110		-	$16,110	-	$16,110
Net income attributable to non-
controlling interest	-	-	-	-	-		-	-	618	$618
Non-cash compensation expense	-	-	-	1,871	-		-	$1,871	-	$1,871
Fair value of non-controlling interest
acquired in a business acquisition	-	-	-	-	-		-	-	2,922	$2,922
Refund of shares subscription received in
advance under directors purchase
plan	-	-	-	(134)	-		-	$(134)	-	$(134)
Capitalization of intangible assets
relating to non-compete clause in
share awards to non-employees	-	-	-	2,809	-		-	$2,809	-	$2,809
Shares issued under The Global
Sources Share Grant Award Plan	40,818	-	-	-	-		-	-	-	-
Shares issued under Global Sources
Retention Share Grant Plan	10,489	-	-	-	-		-	-	-	-
Balance at December 31, 2009	44,552,642	$514	$(50,000)	$138,468	$71,369		$2,859	$163,210	$7,763	$170,973

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1.	The Company

The Company’s principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Company’s primary online service is creating and hosting marketing websites that present suppliers’ product and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Company launched China Sourcing Fairs exhibitions in 2003. These exhibitions offer international buyers direct access to China and other Asian manufacturers. The Company’s businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Company also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues, licenses Asian Sources / Global Sources Online and catalog services.

2.	Summary of Significant Accounting Policies

(a)	Basis of Consolidation and Presentation

	(i)	The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Financial Accounting Standards Board (“FASB”) has established the Accounting Standards CodificationTM (“ASC”) as the single source of authoritative U.S. GAAP. The ASC is effective for interim and annual periods ending after September 15, 2009. The Company has implemented the ASC in these financial statements.

	(ii)	The consolidated financial statements comprise the financial statements of the Company and its majority-owned or otherwise controlled subsidiaries. All significant inter-company transactions and balances have been eliminated on consolidation.

	(iii)	The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective dates of acquisition or up to the effective dates of disposal.

	(iv)	The functional currency of the Company and certain subsidiaries is the United States dollar. The functional currencies of other subsidiaries are their respective local currencies.

(b)	Significant Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported revenues and expenses in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods. Significant estimates and assumptions made by the management include the useful lives of property and equipment, the assumptions underlying the estimated undiscounted cash flows used to assess the recoverability of long lived assets, fair values of purchased intangible assets, the assumptions underlying the valuation of intangible assets arising from non-compete agreements with former employees and team members, allowances for doubtful debts and valuation allowances for deferred tax assets.

(c)	Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents at December 31, 2009, is an amount of $756 (2008: $nil) which has been reserved for payment of certain liabilities in connection with the acquisition of eMedia South China Limited discussed in Note 30.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(d)	Available-for-sale Securities

The Company invests its excess cash in readily marketable securities managed by high quality institutions and in government-backed securities such as debt and equity securities. These are classified as available-for-sale securities. Investments classified as available-for-sale securities are carried at market value with any unrealized holding gains and losses, net of related tax effect if any, presented under shareholders’ equity as accumulated other comprehensive income.

Generally the Company holds the securities with specific maturity dates until their maturity but the securities managed by high quality institutions are generally sold on a quarterly basis and proceeds reinvested in similar securities.

The Company records the sales of securities upon their maturity or sale.

As the Company’s objective and intent is to support its capital preservation strategy and is not to generate profit from short-term price fluctuations, the Company classified its investments as available-for-sale securities, in accordance with ASC 320 “Investments – Debt and Equity Securities”.

Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in the statement of income. The Company evaluates the investments periodically for possible other-than-temporary impairment. A decline of fair value below amortized costs of debt securities is considered an other-than-temporary impairment if the Company has the intent to sell the security or it is more likely than not that the Company will be required to sell the security before recovery of the entire amortized cost basis. In those instances, an impairment charge equal to the difference between the fair value and the amortized cost basis is recognized in earnings. Regardless of the Company’s intent or requirement to sell a debt security, an impairment is considered other-than-temporary if the Company does not expect to recover the entire amortized cost basis; in those instances, a credit loss equal to the difference between the present value of the cash flows expected to be collected based on credit risk and the amortized cost basis of the debt security is recognized in earnings. The cost of securities sold is based on the average cost method.

(e)	Inventory

Inventory is stated at the lower of cost or market value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse.

(f)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation on property and equipment is calculated to depreciate their cost on a straight-line basis over their estimated useful lives as follows:

Buildings	Over the remaining lease period
or 50 years whichever is shorter
Leasehold improvements	5 years
Motor vehicles	5 years
Computer equipment and software	3 years
Fixtures, fittings and office equipment	5 years
Reusable trade show booths	2 years
Software development costs	3 years

Depreciation of assets acquired under capital leases is included in depreciation expense. No depreciation was recognized for capital work in progress.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(f)	Property and Equipment (continued)

The Company has accounted for costs incurred to develop computer software for internal use in accordance with ASC 350 “Intangibles – Internal-Use Software”. Costs incurred in the preliminary project stage with respect to the development of software for internal use are expensed as incurred. Costs incurred during the application development stage are capitalized and are amortized over the estimated useful life of three years upon the commissioning of service of the software. Training and maintenance costs are expensed as incurred. To account for the development costs related to the products to be sold, leased or otherwise marketed, the Company adopted ASC 985 “Software”. Development costs incurred subsequent to the establishment of the technological feasibility of the product are capitalized. The capitalization ends when the product is available for general release to customers.

(g)	Intangible Assets

(i) Purchased intangible assets and goodwill

Purchased intangible assets are carried at cost less accumulated amortization. Purchased intangible assets are recorded at fair value at the date of acquisition and are generally amortized on a straight-line basis over the useful lives of the respective assets. The Company reviews identifiable amortizable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value.

Goodwill is carried at cost. Goodwill is not amortized but is subject to an annual test for impairment at the reporting unit level and between annual tests in certain circumstances. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company’s reporting unit with the reporting unit’s carrying amount, including goodwill. The Company generally determines the fair value of its reporting unit using the expected present value of future cash flows. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss, if any. The second step of the test involves the comparison of the carrying value of the goodwill in the reporting unit to its implied fair value. An impairment loss is recognized for the excess of the carrying value of goodwill over its implied fair value.

(ii) Non-compete agreements

Intangible assets relating to non-compete agreements with the Company’s former employees and team members discussed in Note 2(u)(iv) and Note 24, are recorded at fair values at the date the respective agreements are entered into and amortized on a straight line basis over the non-compete period. The fair values are estimated based on the cash flow valuation model whereby valuation inputs include an estimate of future cash flows expected to be generated by the asset. The Company reviews the intangible assets relating to non-compete agreements for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the estimated undiscounted cash flows resulting from the non-compete agreements. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value.

(h)	Long Term Investments

Long term investments for business and strategic purposes in privately-held companies where such investments are less than 20% of the equity capital of the investees, with no significant influence over the investees, are stated at cost.

Long term investments in companies where such investments are in the range of 20% to 50% of the equity capital of the investees and over whom the Company exercises significant influence, are accounted under the equity method.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(h)	Long Term Investments (continued)

Interests in subsidiaries with more than 50% ownership are consolidated and the ownership interests of non-controlling investors are recorded as non-controlling interest.

The Company’s policy is to regularly review the carrying values of the non-quoted long term investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

(i)	Impairment of Long-lived Assets

The Company reviews the carrying value of its long-lived assets and will recognize an impairment loss whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss, measured based on the difference between the carrying amount of the asset and its fair value, is recognized.

(j)	Revenue Recognition

The Company derives its revenues from advertising fees in its published trade magazines and websites, sales of trade magazines and reports, fees from licensing its trade and service marks, organizing exhibitions and business seminars, commission income from consignment sales and from direct sale of products.

Revenues from advertising in trade magazines and websites, net of discounts, are recognized ratably over the period in which the advertisement is displayed. Advertising contracts generally do not exceed one year. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine / report. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. When multiple deliverables are contracted under a single arrangement, the Company allocates the total consideration to each unit of accounting on a pro-rata method based on its relative percentage of the total fair value of all units of accounting included in the arrangement.

The Company receives royalties from licensing its trade and service marks. Royalties from license arrangements are earned ratably over the period in which the advertisement is displayed by the licensee.

The Company derived income from its direct product sales in the past. Under the direct product sales business model, the revenue is recorded when the right of return has expired after the delivery of the goods to the buyer and the corresponding cost of products purchased is recorded under sales costs. The amount of shipping costs invoiced to the buyers is reported under revenue.

The Company also derived commission income on the re-sale of products on consignment basis. Under the Consignment Sales business model, the commission income which is the sales proceeds, net of the cost of the purchased products payable to the consigner and the associated direct transaction costs, is recognized upon conclusion of the sale to the buyer.

The Company presents the sales taxes imposed on revenue generating transactions on gross basis, i.e included in revenue and costs. During the year ended December 31, 2007, 2008 and 2009 such taxes recorded were $1,924, $2,191 and $4,233, respectively.

(k)	Transactions with Sales Representatives

The Company utilizes sales representatives in various territories to promote the Company’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. For online and other media services the commission expense is recognized when the associated revenue is

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(k)	Transactions with Sales Representatives (continued)

recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is recognized when the associated revenue is recognized, upon conclusion of the event.

These sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Company. Included in receivables from these sales representatives are amounts collected on behalf of the Company.

(l)	Advertising Expenses and Magazine Mailing Costs

The event specific advertising and promotion costs for exhibition events to be held in future financial years are expensed in the year in which the expenses are incurred. Other advertising and promotion expenses are expensed as incurred. The Company recorded advertising and promotion expenses of $7,331, $8,974 and $8,389 during the years ended December 31, 2007, 2008 and 2009, respectively.

The mailing costs incurred for sending the trade magazines and reports to the readers are included under community costs. The Company recorded mailing costs of $ 3,783, $4,048 and $2,444 during the years ended December 31, 2007, 2008 and 2009, respectively.

(m)	Operating Leases

The Company leases certain office facilities under cancelable and non-cancelable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases are expensed on a straight-line basis over the life of the leases.

In cases where the option to renew is exercised before the original lease agreement expires and the new agreement is signed to extend the lease beyond the expiry date of the original agreement, the remaining rental expense as per the original agreement and the total rental as per the new agreement are added up and the resulting total rental expense is apportioned on a straight-line basis over the lease term.

(n)	Retirement Contributions

The Company operates a number of retirement contribution plans. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred.

(o)	Income Taxes

The Company accounts for deferred income taxes using the liability method, under which the expected future tax consequences of temporary differences between the financial reporting and tax basis of its assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax asset when it is more likely than not that the deferred tax asset will not be realized.

(p)	Non-controlling Interest

As of December 31, 2009, the Company’s wholly-owned subsidiary, Trade Media Holdings Limited (“TMH”) holds a 60.1% controlling equity interest in eMedia Asia Ltd (a Barbados corporation) and the remaining 39.9% is held by UBM Asia B.V. (“UBM Asia”).

In June 2008, approval of the board of directors and the shareholders of eMedia Asia Ltd. were obtained for distribution of the excess cash in eMedia Asia Ltd. to shareholders of eMedia Asia Ltd., by way of a one-for-one issue of new shares (as share dividends) and then a purchase back by eMedia Asia Limited of those share dividends and a consequent reduction of its share capital.

Pursuant thereto, eMedia Asia Ltd. completed the issuance of 1,000 shares to its shareholders as share dividends and the subsequent purchase of those 1,000 shares (at a price of $5,000 per share) and distribution of the total amount of $5,000 to its shareholders by way of a share purchase dividend and the reduction of its share capital through the cancellation of those 1,000 purchased shares.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(p)	Non-controlling Interest (continued)

In December 2009, eMedia Asia Ltd. acquired the entire issued share capital of eMedia South China Limited which holds a 70% equity interest in Shenzhen Herong UBM Exhibition Co., Ltd, for a total consideration of approximately $6,818 consisting of $6,145 cash payment and $982 of liabilities assumed. Included in the $6,145 cash payment is $309 due diligence costs reimbursement to the vendor which has been expensed. The 30% non-controlling interest as of December 31, 2009, in Shenzhen Herong UBM Exhibition Co., Ltd has been recorded at fair value of $2,922. A detailed description of this transaction has been provided in Note 30.

The Company consolidated the results of eMedia Asia Ltd. in its consolidated financial statements. The non-controlling interest of $4,223 as at December 31, 2008, reflects UBM Asia’s proportionate interest in the net book value of eMedia Asia Ltd. The non-controlling interests of $7,763 as at December 31, 2009, consist of UBM Asia’s proportionate interest in the net book value of eMedia Asia Ltd of $4,841 and the fair value of the 30% non-controlling interest in Shenzhen Herong UBM Exhibition Co., Ltd of $2,922.

(q)	Foreign Currencies

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As of the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are remeasured using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and remeasurement of foreign currency denominated accounts are included in the determination of net income in the year in which they occur.

The financial statements of the subsidiaries reported in their respective local currencies are translated into U.S. dollars for consolidation as follows: assets and liabilities at the exchange rate as of the balance sheet date, shareholders’ equity at the historical rates of exchange, and income and expense amounts at the average monthly exchange rates. The translation differences are recorded under accumulated other comprehensive income. The Company recorded translation differences of $(261) and $814 during the year ended December 31, 2009 and 2008 respectively, under accumulated other comprehensive income. The aggregate amount of foreign currency transaction gains and losses recorded by the Company were net losses of $1,213, $657 and a net gain of $237 during the year ended December 31, 2007, 2008 and 2009, respectively.

(r)	Segment Reporting

ASC 280 “Segment Reporting” requires that companies report separately, in the financial statements, certain financial and descriptive information about operating segment profit or loss, certain specific revenue and expense items, and segment assets. Additionally, companies are required to report information about the revenues derived from their products and services groups, about geographic areas in which the Company earns revenues and holds assets, and about major customers.

The Company identifies its operating segments based on business activities, management responsibility and geographic location. The Company has two reportable segments: online and other media services and exhibitions. The Company has determined these segments based on the business activities whose operating results are reviewed by the Company’s chief operating decision maker, which is the Company’s board of directors to assess their performance and to make decisions about resources to be allocated to each segment.

(s)	Comprehensive Income

ASC 220 “Comprehensive Income” establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment by owners and distribution to owners.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(t)	Basic and Diluted Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of shares of common shares outstanding during the period. Diluted net income per share is calculated using the weighted average number of outstanding common shares, plus other dilutive potential common shares.

The following table reconciles the number of shares utilized in the net income per share calculations:

	Year Ended December 31,
	2007	2008	2009
Net income attributable to the company	$23,999	$26,430	$16,110
Basic net income per share attributable to the Company’s
shareholders	$0.47	$0.51	$0.36
Diluted net income per share attributable to the Company’s
shareholders	$0.46	$0.51	$0.35
Weighted average common shares used in basic net income
per share calculations	51,218,263	51,351,941	44,546,226
Effect of dilutive shares	463,072	878,352	1,247,971
Weighted average common shares used in diluted net
income per share calculations	51,681,335	52,230,293	45,794,197
Antidilutive share subscriptions	-	110,000	130,000

Antidilutive share subscriptions had exercise prices greater than the average market price during the year.

(u)	Stock Based Compensation

Effective January 1, 2006, the Company adopted the provisions of ASC 718 “Compensation – Stock Compensation”, using the modified prospective application transition method, which requires application of ASC 718 for new awards granted after the adoption of ASC 718 and for any portion of awards granted prior to the date of adoption that have not vested as of the date of adoption of ASC 718.

(i) Share grants to employees

The Company’s employee equity compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value.

The Company recognizes the compensation costs associated with share awards with graded vesting to employees on a straight-line basis over the requisite service period for the entire award.

(ii) Share grants to non-employees

The Company has also made share grants to non-employees, more specifically, to consultants and to the employees of third party service providers (collectively known as “Team Members”).

Under these plans, the share grants to the non-employees vest generally over a six-year period on a graded vesting basis, with a percentage of shares vesting each year. The share grants have a service condition that the grantee must continue to provide the services during the vesting period. The grantees will receive the shares on the respective vesting dates if they continue to render services to the Company.

If a Team Member ceases to provide services to the Company, any shares that have not vested are forfeited.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(u)	Stock Based Compensation (continued)

	(ii)	Share grants to non-employees (continued)

The Company accelerates the vesting of share grants in the event of death of a grantee or if there is a takeover or a change of control of the Company.

The Company has accounted for the share grants made to the non-employees, based on the guidance provided in ASC 505-50 “Equity-Based Payments to Non-Employees”.

ASC 505-50 establishes that share-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. ASC 505-50 further provides that an issuer shall measure the fair value of the equity instruments in these transactions using the stock price and other measurement assumptions as of the earlier of the following dates, referred to as the measurement date:

(i) The date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment).

(ii) The date at which the counterparty’s performance is complete.

Consistent with this understanding, the Company believes that the fair value of share grants would be considered a more reliable measurement for the purpose of recording the transactions with non-employees. The Company has further assessed and concluded that there is no sufficiently large disincentive for non-performance under the share grant arrangement with non-employee that would establish a performance commitment. Thus, the measurement date for the share grants to the non-employee was established as the date at which the non-employee’s performance is completed.

For those share grants where the measurement date has not occurred, the Company follows the guidance in ASC 505-50 and re-measures the fair value of the share grants to non-employees at each interim financial reporting date before the measurement date, for the purpose of recognizing the non-cash compensation costs during those financial reporting periods. The fair values of the unvested share grants are computed by reference to the closing market price at each of the interim reporting dates. For vested shares, compensation cost is measured using the closing market prices on the vesting dates.

The Company recognizes the compensation costs associated with share awards to non-employees on an accelerated attribution basis over the requisite service period.

Under ASC 718-10, the Company is required to adjust its compensation cost for pre-vesting forfeitures, i.e. an award that is forfeited prior to vesting. As the share grants to the employees and non-employees include service conditions, the fair value of the awards is not adjusted subsequent to the grant date. At each reporting date, the Company would estimate the quantity of share grants to employees and non-employees that are expected to vest and record the compensation cost for the share grants that are expected to vest.

(iii)	Share grants to directors

The Company made share awards to its directors under The Global Sources Directors Share Grant Award Plan. These awards are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The Company recognizes the compensation costs associated with share awards with cliff vesting to directors on a straight-line basis over the vesting period.

For the shares purchased by the directors under Directors Purchase Plan, the Company has, in the past, utilized an option-pricing model for determination of the grant date fair value and the recording of compensation cost associated with the shares purchased by the Directors under the plan. By a written resolution of the Company’s Board of Directors dated April 24, 2009, the Company’s Directors confirmed that they had all agreed that no purchase rights under the Directors Purchase Plan would be granted and/or exercisable in the calendar years 2009 and 2010.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(u)	Stock Based Compensation (continued)

(iv) Share grants to former employees and team members

The Company issues share grants to former employees and Team Members after they resigned or retired from their respective employment or consultancy service. Under these plans, the share grants vest over a five-year period on a graded vesting basis, with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. The Company has the ability to enforce the non-compete agreement by forfeiting the shares if the grantee fails to comply with the non-compete terms. There is no other vesting condition other than the non-compete terms.

The Company recognizes an intangible asset relating to the non-compete provisions of these awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis.

(v)	Allowance for Doubtful Debts

The Company estimates the collectibility of the accounts receivable based on the analysis of accounts receivable, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate allowance for doubtful debts.

(w)	Recent Accounting Pronouncements

In December 2007, FASB issued SFAS No. 141(R), which is incorporated in ASC Topic 805 “Business Combinations”, to replace SFAS No. 141, “Business Combinations” (“SFAS No.141”). SFAS No. 141(R) requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted SFAS No. 141(R) with effect from January 1, 2009. There was no material impact on the acquisitions during the year ended December 31, 2009, and its effects on future periods will depend on the nature and significance of business combinations subject to this statement.

In December 2007, the FASB issued SFAS No. 160, which is incorporated in ASC Topic 810 “Consolidation”. SFAS No. 160 establishes accounting and reporting requirements for ownership interests in subsidiaries held by parties other than parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for fiscal year beginning after December 15, 2008. The Company adopted SFAS No. 160 with effect from January 1, 2009 via retrospective application of the presentation and disclosure requirements. Noncontrolling interest of $4,223 at December 31, 2008 was reclassified from Liabilities to Shareholders’ Equity in the Consolidated Balance Sheets as of January 1, 2009. Net income attributable to noncontrolling interest $2,027, $1,757 and $618 net of tax, for the years ended December 31, 2007, 2008 and 2009, respectively, are presented separately in the Consolidated Statements of Income.

In March 2008, the FASB issued SFAS No. 161, which is incorporated in ASC Topic 815 “Derivatives and Hedging”. SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 161 with effect from January 1, 2009 and the adoption of SFAS No. 161 does not have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, which is incorporated in ASC Topic 350 “Intangibles – Goodwill and Other”. FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company adopted FSP 142-3 with effect from January 1, 2009 and the adoption of this FSP does not have a material impact on the Company’s consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(w)	Recent Accounting Pronouncements (continued)

In June 2008, the FASB issued FSP EITF 03-6-1, which is incorporated in ASC Topic 260 “Earnings Per Share”. FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company adopted FSP EITF 03-6-1 with effect from January 1, 2009 and the adoption of this FSP does not have any material impact on the Company’s consolidated financial statements.

In November 2008, the FASB ratified EITF Issue 08-7, which is incorporated in ASC Topic 350 “Intangibles – Goodwill and Other”. A defensive intangible asset is an asset acquired in a business combination or in an asset acquisition that an entity does not intend to actively use. According to the guidance, defensive intangible assets are considered to be a separate unit of account and valued based on their highest and best use from the perspective of an external market participant. The Company adopted EITF Issue 08-7 on January 1, 2009. There was no impact on the Company’s consolidated financial statements upon adoption, and its effects on future periods will depend on the nature and significance of the business combinations subject to this statement.

In April 2009, the FASB issued FSP FAS 157-4, which is incorporated in ASC Topic 820 “Fair Value Measurements and Disclosures”. Based on the guidance, if an entity determines that the level of activity for an asset or liability has significantly decreased and that a transaction is not orderly, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transaction or quoted prices may be necessary to estimate fair value in accordance with SFAS No. 157 “Fair Value Measurements”. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company adopted this FSP for the quarter ended June 30, 2009. The adoption of this FSP does not have any material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, which is incorporated in ASC Topic 320 “Investments – Debt and Equity Securities”. The guidance applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings), and 2) all other amounts (recorded in other comprehensive income). This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company adopted this FSP for the quarter ended June 30, 2009. The adoption of this FSP does not have any material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, which is incorporated in ASC Topic 825 “Financial Instruments”. The FSP amends SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company adopted this FSP for the quarter ended June 30, 2009. The adoption of this FSP does not have any material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 141(R)-1, which is incorporated in ASC Topic 805 “Business Combinations”. This FSP requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with SFAS No. 5, “Accounting for Contingencies” and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”, which are incorporated in ASC Topic 450 “Contingencies”.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(w)	Recent Accounting Pronouncements (continued)

Further, the FASB removed the subsequent accounting guidance for assets and liabilities arising from contingencies from SFAS No. 141(R). The requirements of this FSP carry forward without significant revision the guidance on contingencies of SFAS No. 141, which was superseded by SFAS No. 141(R). The FSP also eliminates the requirement to disclose an estimate of the range of possible outcomes of recognized contingencies at the acquisition date. For unrecognized contingencies, the FASB requires that entities include only the disclosures required by SFAS No. 5. This FSP was adopted effective January 1, 2009. There was no impact on the Company’s consolidated financial statements upon adoption, and its effects on future periods will depend on the nature and significance of business combinations subject to this statement.

In May 2009, FASB issued SFAS No. 165, which is incorporated in ASC Topic 855 “Subsequent Events”. SFAS No. 165 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company adopted SFAS No. 165 as of June 30, 2009 and the adoption of SFAS No. 165 did not impact the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No.168, which is incorporated in ASC Topic 105 “Generally Accepted Accounting Principles”. FAS 168 prescribes the Accounting Standards Codification (Codification) as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification is effective for interim and annual periods ending after September 15, 2009. The Company adopted this Statement for the quarter ended September 30, 2009 and included references to the ASC within the Company’s financial statement disclosures.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05 “Fair Value Measurements and Disclosures” which provides additional guidance on the measurement of liabilities at fair value and the various valuation techniques used for measuring such liabilities. It also highlights that entities should maximize the use of relevant observable inputs and minimize the use of unobservable inputs. In addition, an entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. The Company adopted this standard for the quarter ended December 31, 2009 and the adoption of ASU 2009-05 did not impact the Company’s consolidated financial statements.

In December 2008, the FASB issued FSP No. 132(R)-1, which is incorporated in ASC Topic 715 “Compensation – Retirement Benefits”. FSP 132(R)-1 amends FAS No. 132 to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The additional required disclosures focus on fair value by category of plan assets. This FSP is effective for fiscal years ending after December 15, 2009. There is no expected impact on the consolidated financial statements of the Company.

In June 2009, the FASB issued SFAS No.167. SFAS No.167 amends the existing guidance around FIN 46(R), “Consolidation of Variable Interest Entities”, which is incorporated in ASC Topic 810 “Consolidation”, and amends the consolidation guidance for variable interest entities. Additionally, SFAS No.167 will require additional disclosures about involvement with variable interest entities. The effective date for the pronouncement is the fiscal year beginning after November 15, 2009, and will require retrospective application. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No.166. SFAS No.166 is a revision to SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” which is incorporated in ASC Topic 860 “Transfers and Servicing”, to eliminate the concept of a qualifying special purpose entity. Additionally, SFAS No. 166 will amend the criteria for a transfer of financial assets to qualify for sale accounting under SFAS 140, and will require more information about transfer of financial assets, including securitization transactions, and enhanced disclosures when companies have continuing exposure to the risks related to

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(w)	Recent Accounting Pronouncements (continued)

transferred financial assets. The effective date for the pronouncement is the fiscal year beginning after November 15, 2009, and will require retrospective application. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, which amends ASC Topic 605 “Revenue Recognition”, to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. ASU 2009-13 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Earlier application is permitted. The Company expects to apply this standard on a prospective basis for revenue arrangements entered into at the beginning of January 1, 2011. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s consolidated financial statements.

3.	Available-for-sale Securities

	At December 31,
	2008			2009
		Unrealized	Fair		Unrealized	Fair
	Cost	holding gain	value	Cost	holding gain	value
Debt securities issued by
U.S. Treasury	$55,258	$-	$55,258	$-	$-	$-
Other securities	5,528	-	5,528	5,528	895	6,423
	$60,786	$-	$60,786	$5,528	$895	$6,423

The gross realized gains and losses from the sale of available-for-sale securities were as follows:

	Year Ended December 31,
	2007	2008	2009
Gross realized gains	$3,392	$-	$-
Gross realized losses	(2,301)	-	-
	$1,091	$-	$-

The Company did not derive any dividend income from the available-for-sale securities during the year ended December 31, 2007, 2008 and 2009. The Company recorded interest income derived from available-for-sale securities of $nil, $6 and $6 during the year ended December 31, 2007, 2008 and 2009, respectively.

During the year ended December 31, 2008 the Company recorded an impairment loss of $939 on available-for-sale securities which was determined to be other than temporary.

4.	Term Deposits with Banks

The Company invests part of its excess cash in term deposits with major commercial banks to earn better yields. This does not increase the risk as these deposits are currently protected by foreign sovereign guarantees. The Company recorded interest income derived from term deposits with banks of $nil, $nil and $919 during the year ended December 31, 2007, 2008 and 2009, respectively.

As at December 31, 2008 and 2009, the Company has $nil and $60,357 in term deposits with banks.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

5.	Fair Value Measurements

In 2008, the Company adopted ASC 820-10 “Fair Value Measurements and Disclosures”, which establishes a framework for measuring fair value and expands disclosures about fair value measurements by establishing a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

	Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -
Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 -
Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

In accordance with ASC 820, the Company measures its cash equivalents and available-for-sale securities at fair value. The Company’s cash equivalents and available-for-sale securities are classified within Level 1. This is because the Company’s cash equivalents and available-for-sale securities are valued using quoted market prices.

Assets measured at fair value on a recurring basis are summarized below:

			Fair value
			measurements
		Balance as at	at reporting
	Description	December 31,	date using
	of the assets	2009	Level 1 inputs
Cash equivalents	Debt securities issued by U.S. Treasury	$70,077	$70,077
Cash equivalents	Debt securities issued by commercial banks	1,612	1,612
Available-for-sale securities	Other securities	6,423	6,423
	Total assets	$78,112	$78,112

6.	Current Assets

	At December 31,
	2008	2009
Accounts receivable:
Gross trade receivables	$6,790	$3,772
Less: Allowance for doubtful debts	(765)	(334)
	$6,025	$3,438

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

6.	Current Assets (continued)

Movements in allowance for doubtful debts:
	Year Ended December 31,
	2007	2008	2009
Balance at the beginning of year	$680	$734	$765
Provision during the year	444	276	146
Write-off during the year	(390)	(245)	(577)
Balance at the end of year	$734	$765	$334

	At December 31,
	2008	2009
Prepaid expenses and other current assets:
Unsecured employee loans and other debtors	$96	$20
Prepaid expenses	943	721
Deferred expenses – short term	12,896	11,361
Other current assets	2,578	1,501
	$16,513	$13,603

7.	Property and Equipment, net

	At December 31,
	2008	2009
Buildings	$75,830	$75,830
Capital work-in-progress	49	-
Leasehold improvements	11,202	11,835
Motor vehicles	176	243
Computer equipment, software, fixtures, fittings and office equipment	25,525	26,106
Reusable trade show booths	296	296
Software development costs	4,194	4,209
Property and equipment, at cost	117,272	118,519
Less: Accumulated depreciation and amortisation	(34,615)	(40,704)
	$82,657	$77,815

Depreciation expense for the years ended December 31, 2007, 2008 and 2009 was $4,517, $5,401 and $6,075, respectively and the amortization of software costs for the years ended December 31, 2007, 2008 and 2009 was $158, $193 and $133, respectively. The unamortized balance of software development costs as at December 31, 2008 and 2009 was $267 and $135 respectively.

During 2004, the Company entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during the year 2005. Depreciation of the property commenced during the year 2005. This building which is

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

7.	Property and Equipment, net (continued)

under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $414, $414 and $414 during the years ended December 31, 2007, 2008 and 2009, respectively.

During 2007, the Company purchased approximately 1,939 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period the building together with the land will revert to the local government authority. The delivery of the office space to the Company was completed in 2007. The depreciation on this property commenced during 2007. The building, which is under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $123, $180 and $180 during the years ended December 31, 2007, 2008 and 2009, respectively.

In 2008, the Company purchased approximately 6,365 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with the land will revert to the local government authority. Depreciation of the property commenced during the year 2008. This building which is under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expenses on the said building amounted to $274 and $821 during the years ended December 31, 2008 and 2009, respectively.

In 2008, the Company purchased approximately 22,874 square feet of office space, together with 6 car parking spaces, in a commercial building in Hong Kong S.A.R.. The lease period of the land is 55 years, commencing from year 1991. Depreciation of the property commenced during the year 2008, and is being depreciated on a straight-line basis over the remaining lease term. The depreciation expenses on the said building amounted to $132 and $317 during the years ended December 31, 2008 and 2009, respectively.

8.	Long-term Investments

As at December 31, 2009, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20% and the Company does not have the ability to exercise significant influence over the investee. The investment is shown under long term investments in the consolidated balance sheets.

The Company’s policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

The net carrying value of the long term investment as at December 31, 2008 and 2009 was $100. The Company will continue to evaluate this investment for impairment.

9.	Intangible Assets

	At December 31,
	2008	2009
Trademarks, domain names and customer lists	$-	$7,098
Non-compete agreements	-	2,809
	$-	$9,907
Less: Accumulated amortization
Non-compete agreements	-	(1,137)
	$-	$8,770

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

9.	Intangible Assets (continued)

The Company has recognized intangible assets relating to non-compete agreements with its former employees and team members at fair values as discussed in Note 2(u)(iv) and Note 24. The Company amortizes these intangible assets on straight-line basis over the non-compete term which is specified in the award. The Company recorded amortization expense of $nil, $nil and $1,137 during the years ended December 31, 2007, 2008 and 2009, respectively, relating to these intangible assets. Based on the amount of the intangible assets subject to amortization at December 31, 2009, the expected amortization expense for each of the next five years is as follows: 2010: $420; 2011: $407; 2012: $395; 2013: $316; 2014: $134.

As discussed in Note 30, the Company acquired intangible assets from a business acquisition in December 2009. The Company has not commenced amortizing these intangible assets during the year ended December 31, 2009 as the acquisition was only completed on December 24, 2009.

10.	Other Noncurrent Assets

	At December 31,
	2008	2009
Employee housing loans	$102	$88
Club memberships	272	272
Deferred expenses – exhibitions – long term	900	997
Rental, utility and other deposits	287	310
	$1,561	$1,667

11.	Current Liabilities
	At December 31,
	2008	2009
Deferred income and customer prepayments:
Advertising	$43,487	$44,412
Exhibitions, subscription and others	30,149	29,429
	$73,636	$73,841

	At December 31,
	2008	2009
Accrued liabilities:
Salaries, wages and commissions	$1,770	$1,936
Retirement contribution accruals	791	784
Liabilities for incentive plan	1,370	1,429
Printing, paper and bulk mailing costs	526	365
Sales commissions and fees to third parties	4,780	3,160
Sales and business taxes	-	2,266
Others	2,342	1,645
	$11,579	$11,585

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

12.	Deferred Income and Customer Prepayments – Long Term

	At December 31,
	2008	2009
Exhibitions	$3,044	$2,516

13.	Related Party Transactions

The Company has extended loans to some of its employees to finance their purchase or lease of residences. The loans for the purchase of a residence are secured by the subject residence, bear interest at a rate of LIBOR plus 2% to 3% per annum, generally have a term of ten years and become due and payable immediately under certain circumstances, including their termination of employment with the Company. The loans for the lease of a residence are unsecured, interest free and are repayable in equal monthly instalments over the period of the lease, typically less than or equal to twelve months. Loans due from employees for purchase of residences were $102 and $88 as of December 31, 2008 and 2009, respectively. Loans due from employees for lease of residences were $39 and $20 as of December 31, 2008 and 2009, respectively. There were no loans due from the Company’s directors and executive officers as at December 31, 2008 and 2009. Other temporary advances to staff, which are generally repayable within twelve months, were $57 and $nil as of December 31, 2008 and 2009, respectively.

The Company leases certain office facilities from the subsidiaries of a major shareholder of the Company under cancelable and non-cancelable operating leases. Some of these operating leases include both rental and building maintenance services. During the year ended December 31, 2009 the Company incurred rental and building maintenance services expenses of $1,339 (2008: $1,023) with respect to these leases. In addition, the Company has also paid $30 (2008: $30) to a subsidiary of a major shareholder of the Company for the reimbursement of membership fees for use of club memberships.

The Company also receives investment consultancy services from the subsidiaries of a major shareholder of the Company. During the year ended December 31, 2009 the Company incurred such investment consultancy services expenses of $50 (2008: $50).

14.	Retirement Contribution Plans

The Company operates a number of retirement contribution plans. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans.

One of these plans is separately administered by an independent trustee and the plan assets are held independent of the Company.

The Company incurred costs of $1,190, $1,266 and $1,165 with respect to the retirement plans in the years ended December 31, 2007, 2008 and 2009, respectively.

15.	Income Taxes

The Company and some of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies (collectively referred to as “Cayman Islands”). Some of the Company’s subsidiaries operate in Hong Kong SAR, Singapore, the People’s Republic of China and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. The Company is also subject to withholding taxes for revenues earned in certain other countries.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

15.	Income Taxes (continued)

Income before income taxes consists of:

	Year Ended December 31,
	2007	2008	2009
Cayman Islands	$19,579	$24,984	$13,161
Foreign	6,775	3,880	4,065
	$26,354	$28,864	$17,226

Income tax expense for the year consists of:

	Year Ended December 31,
	2007	2008	2009
Current tax expense:
Cayman Islands	$-	$-	$-
Foreign	690	751	783
Deferred tax expense:
Cayman Islands	-	-	-
Foreign	(362)	(74)	(285)
Total income tax expense	$328	$677	$498

Income tax expense for the years ended December 31, 2007, 2008 and 2009 differed from the amount computed by applying the statutory income tax rate of 0% as follows:

	Year Ended December 31,
	2007	2008	2009
Income taxes at statutory rate	$-	$-	$-
Foreign income and revenues taxed at
higher rates	369	670	513
Impact of change in enacted tax rates	(41)	7	(15)
Total	$328	$677	$498
Effective tax rate	1.24%	2.35%	2.89%

Deferred tax assets consist of the following:

	Year Ended December 31,
	2008		2009
	Non Current	Current	Non Current	Current
Deductible temporary differences	$220	$28	$313	$13
Net operating loss carry forwards	6,821	31	7,500	18
Less: valuation allowance	(6,718)	(31)	(7,367)	(18)
Deferred tax assets	$323	$28	$446	$13

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

15.	Income Taxes (continued)

The Company recorded a valuation allowance for the deferred tax assets relating to net operating loss carried forward due to the uncertainty as to their ultimate realization. The net change in valuation allowance for the years ended December 31, 2007, 2008 and 2009 was an increase of approximately $219, $569 and $636, respectively, resulting primarily from net operating losses incurred during the respective years.

As of December 31, 2009 and 2008, a United States subsidiary had net operating loss carried forward of approximately $16,748 and $16,788 respectively. These losses, which expire in year 2020, can be utilized to reduce future taxable income of the subsidiary subject to compliance with the taxation legislation and regulations in the relevant jurisdiction.

The Company’s subsidiary in Dubai, United Arab Emirates has been granted a fifty year tax holiday in Dubai since it is located in a Free Trade Zone, which may be subject to further renewal upon expiry of the initial fifty-year period in 2057. The Company did not utilize the tax holiday as of December 31, 2008 and 2009.

The Company recognized a deferred tax liability of $318 and $141 as at December 31, 2008 and 2009, respectively, which primarily arose from the temporary differences between the financial reporting and the tax bases of property and equipment in two of the Company’s subsidiaries.

Deferred tax liabilities of $73 and $267 for the years ended December 31, 2008 and 2009, respectively, relating to temporary differences between the accounting and tax base of property and equipment held by a subsidiary in the Peoples Republic of China have not been recognized as the subsidiary is not expected to generate taxable profits when the temporary differences reverse.

The Company adopted the provisions of ASC 740 “Income Taxes” (previously known as FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) on January 1, 2007.

Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The total amount of unrecognized tax benefits as of January 1, 2007, December 31, 2007, December 31, 2008 and December 31, 2009 were not material.

The Company did not recognize an increase in the liability for unrecognized tax benefits and no retained earnings adjustment was recorded as of January 1, 2007.

The Company’s subsidiaries are subject to taxation in Hong Kong, the People’s Republic of China, Singapore and other jurisdictions. There are certain routine ongoing examinations by taxing authorities as of December 31, 2009. The tax returns of the Company’s subsidiaries remain open to examination in the following major tax jurisdictions: Hong Kong SAR – for the years 2003 to 2009, Singapore – for the years 2007 to 2009 and the People’s Republic of China – for the years 2005 to 2009.

The Company’s policy is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. During the year ended December 31, 2009, the Company did not record any interest or penalty relating to uncertain tax positions.

16.	Share Capital

During 2006 the Company increased its authorized share capital from 50,000,000 common shares of $0.01 par value to 75,000,000 common shares of $0.01 par value. On February 28, 2008, the Company issued 143,000 common shares under the Directors Purchase Plan. During the years ended December 31, 2008 and 2009, the

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

16.	Share Capital (continued)

Company issued 2,382 and 51,307 shares respectively, under the Global Sources Share Grant Award Plan and Global Sources Retention Share Grant Plan.

On February 4, 2008, the board of directors of the Company authorized a program to buyback up to $50,000 worth of common shares. The Company may, from time to time, as business conditions warrant, purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at management’s discretion. The timing and amount of any buyback of shares will be determined by management based on its evaluation of market conditions and other factors. As of December 31, 2009, the Company has not bought back any of its shares under this program.

In addition to the above, the board of directors, at their meeting held on November 10 and 11, 2008, approved the repurchase by the Company, by tender offer, which is available for all shareholders to participate, of 6,875,000 issued and outstanding common shares (including the one-for-ten bonus shares announced on February 12, 2009) at a total purchase price of $50,000 or $8.00 per share. Consequently, the Company announced on November 12, 2008 a tender offer, available for all shareholders to participate, to repurchase 6,875,000 of the Company’s common shares at a purchase price of $8.00 per share in cash or up to $50,000. The tender offer commenced on November 21, 2008 and expired on December 19, 2008. The Company’s common shares that were properly tendered and not properly withdrawn were greater than the number of shares that the Company offered to purchase.

Therefore pro-ration was necessary. The pro-ration process was concluded by December 26, 2008 and the Company accepted 15.97764% of the shares properly tendered and not properly withdrawn by each shareholder. The Company issued payment of $8.00 per share for all pro-rata shares that were properly tendered and not properly withdrawn. The repurchase was completed by December 31, 2008 and the Company paid in total $50,000 in purchase consideration to the selling shareholders. The Company is holding the repurchased shares as treasury shares.

The authorized share capital of the Company as at December 31, 2008 and 2009 is 75,000,000 common shares of $0.01 par value. As at December 31, 2008 and 2009, the Company has 51,376,335 and 51,427,642 common shares issued and 44,501,335 and 44,552,642 common shares outstanding, respectively.

17.	Fair Value of Financial Instruments

The carrying amounts of the Company’s cash equivalents, term deposits, accounts receivable, receivables from sales representatives, unsecured employee loans and other debtors, accounts payable and accrued liabilities approximate fair value due to their short maturities. The fair value of cash equivalents was discussed in Note 5. The fair value of available-for-sale securities is disclosed in Note 3 and Note 5. The carrying amount and market value of long term investments are discussed in Note 8.

18.	Concentration of Credit Risk and Other Risks

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of investments in checking and savings accounts, debt securities issued by U.S. Treasury, term deposits with banks, available-for-sale securities, accounts receivable and receivables from sales representatives. The Company maintains checking, money market accounts, term deposits with banks, debt securities issued by U.S. Treasury held in custody with banks and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains reserves for credit losses where necessary. No customer accounted for more than 10% of the Company’s revenues for each of the years ended December 31, 2007, 2008 and 2009. No customer accounted for more than 10% of the accounts receivable as of December 31, 2008 and 2009.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

18.	Concentration of Credit Risk and Other Risks (continued)

In 2009, the Company derived 66% of its revenue from online and other media services. The Company expects that a majority of its future revenue will continue to be generated from online and other media services. Market competition from other service providers could negatively impact revenue.

In 2009, the Company derived approximately 96% of its revenue from customers in Asia. The Company expects that a majority of its future revenue will continue to be generated from customers in this region. Future political or economic instability in Asia could negatively impact the business.

19.	Operating Leases

The Company leases office facilities under cancelable and non-cancelable operating leases generally with an option to renew upon expiry of the lease term. During the years ended December 31, 2007, 2008 and 2009, the Company’s operating lease rental and building management services expenses were $1,305, $1,451 and $1,774, respectively.

The estimated future minimum lease rental payments under non-cancelable operating leases as of December 31, 2009 are as follows:

Year Ending December 31,	Operating Leases
2010	$786
2011 onwards	21
$807

20.	Segment and Geographic Information

The Company has two reportable segments: online and other media services and exhibitions. Revenues by geographic location are based on the location of the customer.

(a)	Segment Information

	Year Ended December 31,
	2007	2008	2009
Revenue:
Online and other media services (Note (a))	$125,818	$142,129	$115,381
Exhibitions	51,608	58,179	55,147
Miscellaneous	4,633	6,584	3,985
Consolidated	$182,059	$206,892	$174,513

Miscellaneous revenue consists mainly of technical services fee income, rental income and for 2007 and 2008 also includes commission income from consignment sales and revenue from resale of products purchased.

Revenue from barter transactions was $1,617, $2,846 and $2,604 during the years ended December 31, 2007, 2008 and 2009, respectively. Similarly the expenses from barter transactions were $1,320, $2,505 and $3,137 during the years ended December 31, 2007, 2008 and 2009, respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

20.	Segment and Geographic Information (continued)

(a)	Segment Information (continued)

	Year Ended December 31,
	2007	2008	2009
Income/(loss) from operations:
Online and other media services	$19,240	$25,033	$11,230
Exhibitions	(193)	1,802	810
Miscellaneous	834	741	3,968
Consolidated	$19,881	$27,576	$16,008

	Year Ended December 31,
	2007	2008	2009
Depreciation and amortization:
Online and other media services	$4,044	$4,917	$5,782
Exhibitions	592	560	1,563
Miscellaneous	74	117	-
Consolidated	$4,710	$5,594	$7,345

	Year Ended December 31,
	2007	2008	2009
Non-cash compensation expense/(credit):
Online and other media services	$6,263	$(488)	$1,111
Exhibitions	1,460	(414)	760
Miscellaneous	53	-	-
Consolidated	$7,776	$(902)	$1,871

	At December 31,
	2008	2009
Identifiable Assets:
Online and other media services	$160,993	$167,023
Exhibitions	76,986	97,738
Miscellaneous	7,119	5,631
Consolidated	$245,098	$270,392

Note: (a) Online and other media services consist of:

	Year Ended December 31,
	2007	2008	2009
Online services	$75,919	$94,481	$85,376
Print services	49,899	47,648	30,005
	$125,818	$142,129	$115,381

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

20.	Segment and Geographic Information (continued)

(b)	Foreign Operations

	Year Ended December 31,
	2007	2008	2009
Revenue:
Asia	$171,621	$196,123	$167,403
United States	8,596	9,152	5,978
Europe	242	459	286
Others	1,600	1,158	846
Consolidated	$182,059	$206,892	$174,513

	At December 31,
	2008	2009
Long-Lived Assets:
Asia	$84,641	$88,798
Consolidated	$84,641	$88,798

21.	Contingencies

From time to time the Company is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Company believes that the probability is remote that the outcome of the outstanding litigation and claims will not have a material adverse effect on the Company’s consolidated financial position and results of operations.

22.	Capital Commitments

The commitments as at December 31, 2009 for the purchase of computers, software and implementation costs amounted to $311. The capital commitments as at December 31, 2008 for the leasehold improvements and purchase of software was $499.

23.	Restricted Share Award Plan

On February 4, 2000, the Company established a restricted share award plan for the benefit of its chairman and chief executive officer in recognition of his services to the Company. In conjunction with the restricted share award plan, the former parent company assigned 7,100,812 common shares of the Company, representing a 16% equity interest in the Company to the Company. The Company then awarded these shares to its chairman and chief executive officer. The chairman and chief executive officer’s entitlement to 887,605 of these shares is subject to an employment agreement with one of the Company’s United States subsidiaries and entitlement to such shares vested immediately. The chairman and chief executive officer’s entitlement to the remaining 6,213,207 shares is subject to employment, non-compete and vesting terms under an employment agreement with one of the Company’s United States subsidiaries. The 6,213,207 shares were to vest ratably over 10 years, 10% each year on each anniversary date from the grant date. However, effective August 30, 2000, the Company’s Board of Directors approved the accelerated vesting of all the restricted shares granted to the chairman and chief executive officer resulting in immediate vesting of all the shares. The Company recorded a total of $64,000 in non-cash compensation expense associated with these awards in the year ended December 31, 2000. At the modification date and subsequently the Company, based on historical evidence and the Company’s forecast of future employee separations, estimated that the chairman and chief executive officer will not terminate

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

23.	Restricted Share Award Plan (continued)

employment and appointment as director prior to the date that vesting in the shares would have occurred absent the modification. Therefore, the Company has estimated that additional compensation expense to be recognized as a result of the modification is $nil. Should actual results differ from this estimate, adjustment in future reporting periods will be required.

24.	Equity Compensation Plans

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the “Trust”) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans Numbers I to VII described below. The Trust is administered by Appleby Services (Bermuda) Ltd (previously known as “Harrington Trust Limited” and then as “Appleby Trust (Bermuda) Ltd.”) (the “Trustee”). The Trustee in the exercise of its power under the Declaration of Trust may be directed by the plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the plan committee.

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company assigned 4,034,552 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

Pursuant to a Declaration of Trust dated November 28, 2006 by the Trustee, “The Global Sources Equity Compensation Trust 2007” (“2007 Trust”) was established. The 2007 Trust is administered by the Trustee as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below (“ECP 2007 Master Plan”). The shares vested and issued under the ECP 2007 Master Plan during the year ended December 31, 2008 and 2009 were 2,382 and 51,307 respectively. In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The plan committee (“ECP 2007 Plan Committee”) was constituted and appointed by the Board of Directors on February 15, 2007.

The Equity Compensation Plan committee approved and made several share awards / options under the plans ECP I, ECP II, ECP III and ECP IV. All the share awards / options under these plans have fully vested. The non-cash compensation expenses associated with these awards have been recognized over the vesting terms of the awards from their respective award dates.

Eligible employees, directors and non-employees (consultants, advisers and the employees of third party independent contractors) under ECP V are awarded grants of shares, the numbers of which are determined by the plan committee.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of non-employees to these common shares is subject to continued services provided by the consultants and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP V on various dates.

The non-cash compensation expenses associated with the above awards in accordance with ASC 718 “Compensation - Stock Compensation” and ASC 505-50 “Equity-Based Payments to Non-Employees’, under

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

24.	Equity Compensation Plans (continued)

ECP V of approximately $3,422, respectively, are recognized over the five or six year vesting term as applicable from the respective award dates.

Eligible employees and non-employees under ECP VI are awarded after they resigned or retired from their respective employment or consultancy service, one-time grants of Global Sources Ltd. common shares, the numbers of which are determined by the plan committee.

Entitlement of the grantees to these common shares is subject to non-compete and vesting terms. There is no other vesting condition other than the non-compete terms. The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently.

The Company recognizes the intangible asset relating to the non-compete provisions of each of the above awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis.

During the year ended December 31, 2009 the Company recorded $764 amortization of intangible assets associated with the awards under ECP VI.

Eligible employees, directors and non-employees under ECP VII are awarded grants of Global Sources Ltd. common shares, the numbers of which are determined by the plan committee periodically. Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of non-employees to these common shares is subject to continued services provided by the non-employees and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP VII on January 1, 2002 and made further awards on various dates subsequently. The non-cash compensation expenses associated with the above awards in accordance with ASC 718 and ASC 505-50, under ECP VII of approximately $12,747 are recognized over the six years vesting term from the respective award dates.

The ECP 2007 Master Plan was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2012. The Company’s employees, directors, consultants and the Company’s independent contractors’ employees are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the ECP 2007 Plan Committee, who are authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the ECP 2007 Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the ECP 2007 Plan Committee, whichever is the earliest to occur. The ECP 2007 Plan Committee approved awards of common shares under the plan during 2007, 2008 and 2009 to employees and non-employees (consultants and the employees of third party independent contractors). The non-cash compensation expenses associated with the awards of approximately $9,876 are recognized over the six year vesting term of the award.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

24.	Equity Compensation Plans (continued)

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Retention Share Grant Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees, directors or consultants for at least five years, who retire “in good standing” (as determined by the ECP 2007 Plan Committee), and who would otherwise have their unvested shares (under any applicable equity compensation plans) forfeited upon retirement. The ECP 2007 Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining “in good standing”. There is no other vesting condition other than the non-compete terms. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the ECP 2007 Plan Committee, whichever is the earliest to occur.

The ECP 2007 Plan Committee approved awards of common shares under the plan during 2007, 2008 and 2009. The Company recognizes the intangible asset relating to the non-compete provisions of each of the above awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis.

During the year ended December 31, 2009 the Company recorded amortization of intangible assets of $373 associated with the awards under The Global Sources Retention Share Grant Plan.

On April 24, 2009, the Plan Committee approved and issued “The Global Sources Directors Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are directors of the Company. Under the plan, the ECP 2007 Plan Committee is to determine who amongst the directors of the Company will be granted awards of shares and the number of shares to be awarded to them. Any shares awarded will not vest immediately, but only at the end of four years after such effective date as may be specified by the Plan Committee (or in accordance with such other vesting schedule as may be determined by the Plan Committee). The plan commenced with effect on April 24, 2009, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the ECP 2007 Plan Committee, whichever is the earliest to occur. The ECP 2007 Plan Committee first approved an award under the plan totaling 21,000 common shares (comprising 3,000 common shares each) to the seven directors of the Company in June 2009. The non-cash compensation expenses as of December 31, 2009, associated with the above awards under the plan of approximately $160 are recognized over the four year vesting term of the award.

The Company recorded non-cash compensation expense/(credit) of $7,753, $(952) and $1,871 in the years ended December 31, 2007, 2008 and 2009, respectively, in connection with the awards under the above ECP plans. As of December 31, 2009, there was $7,212 of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, excluding the awards under ECP VI and The Global Sources Retention Share Grant Plan, which is expected to be recognized over the next six years.

As of December 31, 2009, there was $1,672 balance of intangible asset associated with the awards under the ECP VI and The Global Sources Retention Share Grant Plan, which is expected to be amortized over the next five years.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

24.	Equity Compensation Plans (continued)

The Company’s non-vested shares as of December 31, 2009 and changes during the year ended December 31, 2009 were as follows:

											The Global Sources
	ECP V		ECP VI		ECP VII		The Global Sources		The Global Sources		Directors Share
	Grant Plan		Grant Plan		Grant Plan		Share Grant Award Plan		Retention Share Grant Plan		Grant Award Plan
		Weighted				Weighted		Weighted		Weighted		Weighted
		average		Weighted		average		average		average		average
	Number	grant	Number	average		grant		grant		grant	Number	grant
	of	date fair	of	grant date	Number of	date fair	Number	date fair	Number	date fair	of	date fair
	shares	value	shares	fair value	shares	value	of shares	value	of shares	value	shares	value
Non-vested at
January 1, 2009	11,196	$7.85	14,934	$6.68	1,157,101	$5.98	846,571	$12.31	50,982	$11.41	-	-
Granted	32,680	$4.14	-	-	-	-	407,740	$4.33	188,988	$7.44	21,000	$7.62
Vested	(15,439)	$4.67	(9,077)	$6.37	(391,831)	$4.59	(40,770)	$12.82	(10,487)	$11.50	-	-
Forfeited	(2,640)	$6.17	-	-	(102,030)	$6.68	(120,384)	$9.21	-	-	-	-
Non-vested at
December 31, 2009	25,797	$5.22	5,857	$7.17	663,240	$6.69	1,093,157	$9.66	229,483	$8.14	21,000	$7.62

The total fair value of shares vested during the years ended December 31, 2006, 2007 and 2008 were as follows:

				The Global Sources	The Global Sources	The Global Sources
Year ended	ECP V	ECP VI	ECP VII	Share	Retention Share	Directors Share
December 31,	Grant Plan	Grant Plan	Grant Plan	Grant Award Plan	Grant Plan	Grant Award Plan	Total
2007	$436	$167	$3,030	$-	$-	$-	$3,633
2008	$284	$124	$8,581	$-	$24	$-	$9,013
2009	$66	$47	$1,942	$205	$66	$-	$2,326

As described in the foregoing paragraphs, the Company awarded share grants to non-employees. The Company’s accounting policy for recording the non-cash compensation costs associated with the share grants to non-employees is described in Note 2(u)(ii). The Company’s share grants to non-employees as of December 31, 2009 and changes during each of the three years ended December 31, 2007, 2008 and 2009 were as follows:

	Year ended December 31,
	2007	2008	2009
Unvested shares at the beginning of the year	$371,986	$516,957	$583,219
Add:
New share grants during the year	143,361	178,367	287,121
Effect of bonus shares issues announced during the year	78,047	-	59,985
Less:
Vested shares during the year	(70,650)	(102,716)	(107,754)
Shares forfeited during the year	(5,787)	(9,389)	(27,762)
Unvested shares at the end of the year	$516,957	$583,219	$794,809

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

24.	Equity Compensation Plans (continued)

Non-cash compensation expenses/ (credit) associated with the share grants to non-employees, included under various categories of operating expenses are approximately as follows: sales: $554 (2008: $(2,537), 2007: $3,770), community: $47 (2008: $(7), 2007: $109), general and administrative: $161 (2008: $(1,003), 2007: $1,785), and online services development expenses: $16 (2008: $(55), 2007: $117). The credit in 2008 resulted from the re-measurement of the stock based compensation relating to the unvested share grants to non-employees, based on the Company’s share price of $5.45 as of December 31, 2008 which was lower compared to the share price on December 31, 2007 which was $28.22.

25.	Directors Purchase Plan

A 2000 Non-Employee Directors Share Option Plan was approved on October 26, 2000 by the shareholders of the Company. Each eligible Director was entitled to an option to purchase up to 20,000 common shares at a price established at year end.

On May 8, 2003, the Company’s shareholders approved the amendments to the 2000 Non-Employee Directors Share Option Plan to allow both employee and non-employee Directors to participate prospectively in the plan. The plan was renamed as Directors Purchase Plan by the Board of Directors on August 14, 2003.

Directors purchasing the shares under the plan would pay 10% of the purchase price, which was the average closing price of the shares for the last five trading days of the previous calendar year, on or before 28th day of February of the relevant year, with the balance of 90% payable by the end of the four year period from that day and the shares would be issued thereafter. The resignation of a Director following his or her purchase of the shares and payment of the 10% initial instalment would not cause a forfeiture of the purchased shares, however, failure to pay the 90% balance of the purchase price before the end of the holding period would result in the 10% deposit being forfeited and all rights under the purchase plan and the issuance of shares would automatically lapse and expire and the shares would not be issued.

At the Board of Directors’ meeting on November 4 and 5, 2005, the Board of Directors adopted the “Directors Purchase Plan (as of 5 November 2005)”, which consolidated earlier forms of the Directors Purchase Plan and previous shareholders’ and Board of Directors’ approvals and resolutions pertaining thereto.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 530,000 common shares to be issued under the Directors Purchase Plan (as of 5 November 2005).

By a written resolution of the Board of Directors dated April 24, 2009, the Company’s Directors confirmed that they had all agreed that no purchase rights under the Directors Purchase Plan (as of 5 November 2005) would be granted and/or exercisable in the calendar years 2009 and 2010.

At the Company’s annual general meeting held on June 24, 2009, the Company’s shareholders approved the adoption of the “Directors Purchase Plan (updated effective as of January 1, 2009)”, which updated the Directors Purchase Plan (as of 5 November 2005), so as to provide that if an eligible director passes away and at the time of his or her death has not paid the entire purchase price of previously exercised purchase rights, then the remaining balance of the purchase price must be paid by his or her estate within 6 months of his or her death; otherwise, the previously exercised purchase rights will automatically expire and lapse, no shares will be issued, and any deposits previously paid with respect to the exercised purchase rights will be refunded to the estate. In addition, the Directors Purchase Plan (updated effective as of January 1, 2009) also clarifies that any amendments or updates made to the plan may be made applicable retroactively with the approval or consent of affected purchase rights holders or eligible directors under the plan.

The Directors Purchase Plan (updated effective as of January 1, 2009) is scheduled to terminate on August 4, 2010, unless it is terminated earlier by our Board of Directors.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

25.	Directors Purchase Plan (continued)

All the monies received under the Director Purchase Plan are credited to additional paid in capital upon receipt. Upon issuance of shares under the plan, the par value of the issued shares is transferred from additional paid in capital to common share capital.

During the year ended December 31, 2009, the Company refunded $134 to a deceased director’s estate as previously exercised purchase rights expired and lapsed.

26.	Credit Facilities

The Company holds a Documentary Credit facility with the Hongkong and Shanghai Banking Corporation Limited, for providing documentary credits to the Company’s suppliers. This facility has a maximum limit of $577. As at December 31, 2009, the unutilized amount under this facility was approximately $508. Hongkong and Shanghai Banking Corporation Limited has also provided guarantees on behalf of the Company to the Company’s suppliers. As at December 31, 2009, such guarantees amounted to $3.

27.	Other Commitments

In August 2005, one of the Company’s subsidiaries, eMedia Asia Limited (“eMedia”) entered into an agreement with Penton Media Inc, (“Penton”) to publish and distribute, in certain Asian territories, local language editions of Penton’s “Electronic Design” publication, relating to the electronic design industry. The first such edition to be launched was a simplified Chinese edition in mainland China entitled “Electronic Design-China”, the online website of which was launched in January 2006, and the first monthly issue of which was launched in March 2006. Under the agreement eMedia pays Penton forty per cent of the net after-tax profits of the business and also an annual content license fee for usage of Penton’s editorial material.

In March 2007, the Company entered into a number of venue license agreements for its exhibition events amounting to $44,396 in payments over five and a half years. The agreements are cancelable under Force Majeure conditions, or upon notice and payment of cancellation charges to the other party. The amounts paid will be expensed when the related events are held. As of December 31, 2009, approximately $15,193 was paid under these agreements.

In 2008, the Company entered into several agreements for the event specific promotion of exhibition events amounting to $3,460 in payments over two years. The amounts under these agreements have been fully paid as of December 31, 2009.

In 2009, the Company entered into several agreements for the venue rental for exhibition events amounting to $2,253. The amount paid under these agreements as of December 31, 2009 was $298. In addition, the Company also entered into several agreements for event specific promotion of exhibition events amounting to $801. The amount paid under these agreements as of December 31, 2009 was $nil.

28.	Bonus Shares

On February 12, 2009, the Company announced a one for ten bonus share issue on the Company’s outstanding common shares. Shareholders of record on February 27, 2009 received one additional common share for every ten common shares held, of face value of $0.01 each. The bonus shares have been distributed on or about March 31, 2009. The Company has accounted for the bonus share issue as a stock split and retrospectively reclassified $46 and $47 from additional paid in capital to common share capital as of December 31, 2007 and 2008, respectively. The computations of basic and diluted net income per share have been adjusted retrospectively for all periods presented based on new number of shares. All common shares and per share amounts in the consolidated financial statements and related notes have been retroactively adjusted to reflect the one for ten bonus share issue for all periods presented.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

29.	Shares of HC International, Inc.

HC International Inc. (“HC International”) is a company listed on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited. In the year 2006, Trade Media Holdings Limited (“TMHL”), a wholly-owned subsidiary of the Company, entered into an agreement (“Sale and Purchase Agreement”) with IDG Technology Venture Investment, Inc. (“IDGVC”) for, and completed, the purchase from IDGVC of 47,858,000 HC International shares (representing an approximate 9.77% equity interest in HC International as of September 30, 2007), at a consideration of approximately $9,875. In the last quarter of 2007, the Company announced, via a press release dated December 10, 2007, that the Company and TMHL had entered into an agreement with IDG Technology Venture Investment III, L.P. (“IDGTVI III”) to sell all its and TMHL’s equity interests in HC International (amounting to 62,652,000 HC International shares) to IDGTVI III, at a sale consideration of approximately $0.1968 per HC International share. The sale was subsequently completed on December 18, 2007, as announced in the Company’s press release dated December 18, 2007.

As the fair value of this investment as of June 30, 2007 is less than the cost, the Company’s management evaluated the investment in HC International as of June 30, 2007 for impairment and concluded that the impairment was other-than-temporary. As per the Company’s accounting policy, declines in value judged to be other-than-temporary on available-for-sale securities are included in the statement of income. Accordingly the unrealized loss of approximately $2,301 on the HC International investment was recorded in the income statement as of June 30, 2007.

Pursuant to IDGVC’s indemnification obligations under the Sale and Purchase Agreement, TMHL received approximately $455 from IDGVC during the second quarter ended June 30, 2007. This amount was recorded in the income statement for the year ended December 31, 2007.

The approximate amount of $1,846, being the net amount of the approximately $2,301 impairment loss and the approximately $455 receipt mentioned above, is reflected under the item “Impairment loss on investment and available-for-sale securities, net” in the income statement for the year ended December 31, 2007.

For the sale by the Company and TMHL of all the 62,652,000 HC International shares held by it and TMHL to IDGTVI III during the fourth quarter of 2007, as described above, the Company recorded a gain of approximately $2,361, which is included under “Gain on sale of available-for-sale securities” in the income statement for the year ended December 31, 2007.

30.	Business Acquisitions

(a)	Acquisition of intangible assets from Blue Bamboo China Ventures

On August 16, 2007, Trade Media Holdings Limited (“TMHL”), a wholly owned subsidiary of the Company and Blue Bamboo China Ventures (“BBCV”) an exempted company incorporated in Cayman Islands entered into a Sales and Purchase Agreement (“S&P”), in which TMHL will purchase certain intellectual property rights and other related intangible assets (the “Acquired Assets”) from BBCV. The S&P was duly completed on September 12, 2007. BBCV is an online media company that built a network of four websites that provide information about home renovation, overseas study, weddings and parenting to urban Chinese consumers. This acquisition was made in line with the Company’s strategy to expand its domestic China initiatives.

The Company recorded this transaction as a business acquisition. The total purchase consideration was $3,136, of which approximately $1,364 was paid to BBCV on the completion date, approximately $1,636 was placed in an escrow account with an appointed escrow agent and the balance $136 was the direct transaction costs. The escrow amount will be released to BBCV within one year of the completion date, subject to terms and conditions stipulated in the S&P.

GLOBAL SOURCES LTD. AND SUBSIDIARIES NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

30.	Business Acquisitions (continued)

(a)	Acquisition of intangible assets from Blue Bamboo China Ventures (continued)

The allocation of purchase consideration to the assets acquired based on their fair values was as follows:

Amount
Website intangibles	$588
Goodwill	2,548
Total	$3,136

The intangible assets have a useful life of five years. The Company recorded $35 amortization costs on the website intangible assets in its income statement for the year ended December 31, 2007. The goodwill was assigned to the Blue Bamboo reporting unit.

Subsequent to the acquisition, the Company realigned its business strategy to focus on the development of its other Global Sources domestic B2B China initiatives such as Elegant Living Online and Electronic Supply & Manufacturing – China Online and has terminated its plans to launch Blue Bamboo websites.

Due to this change in business strategy, the Company no longer has any plans to launch the newly acquired business. Hence, the Company performed an impairment assessment of the Blue Bamboo website intangibles and goodwill and determined that the carrying values of website intangibles of $553 and goodwill of $2,548 were fully impaired and recorded an impairment charge of $3,101 in its financial statements for the year ended December 31, 2007. This impairment charge of $3,101 is assigned to online and other media services segment.

(b)	Acquisition of eMedia South China Limited

In December 2009, eMedia Asia Ltd. acquired the entire issued share capital of eMedia South China Limited (previously known as “UBM South China Limited”), a company incorporated in the Hong Kong Special Administrative Region, which holds a 70% equity interest in Shenzhen Herong UBM Exhibition Co., Ltd.

Shenzhen Herong UBM Exhibition Co., Ltd incorporated in the People’s Republic of China (PRC) operates a trade show in the PRC known as the “China International Optoelectronic Expo”. With this acquisition, eMedia Asia Ltd.’s portfolio of media products for the Chinese electronic engineering community further complements the group’s’ own multi-channel media network for professionals in China’s electronics industry.

The Company accounted for this acquisition as a business combination. As the Company gained control over eMedia South China Limited on December 24, 2009, the results of operations of eMedia South China Limited were consolidated from this date onwards.

The Company has allocated the purchase price to the acquired net assets based on estimated fair values as follows:

Consideration
Cash	$6,145
Liabilities assumed	982
7,127
Less: acquisition related costs included in general and
administrative expenses in the consolidated statement of income
for the year ended December 31, 2009	(309)
Total consideration for the business acquisition	6,818

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

30.	Business Acquisitions (continued)

(b)	Acquisition of eMedia South China Limited (continued)

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	3,020
Equipment & office furniture	42
Trade and other receivables	260
Total assets	3,322

Trade and other payables	(638)
Current tax liabilities	(42)
Total liabilities	(680)

Total identifiable net assets	2,642
Less: fair value of non-controlling interest	(2,922)
Intangible assets (Note 9)	7,098

Total consideration for the business acquisition	$6,818

The fair value of the acquired intangible assets of $7,098 and the non-controlling interest of $2,922 is pending completion of the final valuations for those assets. As the acquisition occurred on December 24, 2009 the final valuations of these assets could not be completed before the date these financial statements were issued.

The acquired subsidiary contributed revenue of $nil and net income of $nil to the Company for the period from December 24, 2009 to December 31, 2009. If the acquisition had occurred on January 1, 2009, the Company’s revenue and net income for the year ended December 31, 2009 would have been $177,854 and $17,682, respectively. If the acquisition had occurred on January 1, 2008, the Company’s revenue and net income for the year ended December 31, 2008 would have been $209,990 and $29,112, respectively.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, our Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2009, the end of the period covered by this report, our disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

-	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

-	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and

-	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2009 using the framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (“COSO”), “Internal Control — Integrated Framework.”

Based on the foregoing, management has concluded that our internal control over financial reporting was effective as of December 31, 2009. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.

In 2010, China Sourcing Fairs are scheduled in Hong Kong, Mumbai, Shanghai, Singapore, Johannesburg and Dubai. In addition, International IC, Components Zone and China International Optoelectronic Exposition shows will be held in various locations in China.

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GLOBAL SOURCES LTD.
MR A SAMPLE DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 – 3.
1. To re-elect two members of the Board of Directors of the Company (the “Board”) who are retiring by rotation and, being eligible, offering themselves for re-election.
	For	Withhold		For	Withhold
01 - Eddie Heng Teng Hua			02 - Sarah Benecke

		For	Against	Abstain

2.	To fix the maximum number of Directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit.

		For	Against	Abstain

3.	To re-appoint PricewaterhouseCoopers LLP as the Company’s independent auditors until the next annual general meeting of the Company.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
Mark box to the right if you plan to attend the Annual General Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.

Date (mm/dd/yyyy) — Please print date below.

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Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - GLOBAL SOURCES LTD.
Proxy for Annual General Meeting of Shareholders – June 23, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Global Sources Ltd., a Bermuda corporation (the “Company”), does hereby constitute and appoint Merle A. Hinrichs, Sim Shih Lieh Adrian and Chan Hoi Ching and each of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name, place and stead of the undersigned, to vote all Common Shares of Global Sources Ltd. which the undersigned would be entitled to vote if personally present at the 2010 Annual General Meeting of Shareholders of Global Sources Ltd. to be held at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong, on June 23, 2010 at 11:00 a.m., local time, or at any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual General Meeting and Proxy Statement, both dated May 17, 2010, and a copy of the Company’s audited financial statements for the fiscal year ended December 31, 2009.

PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

(To Be Dated And Signed On Reverse Side)